Exhibit 99.1

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Date: June 17, 2022

To Our Shareholders
Registered office: 9-16 Rokutanji-cho, Nishinomiya City, Hyogo
Headquarters: 2-1-10 Nihombashi, Chuo-ku, Tokyo
NIPPON KANZAI Co., Ltd.
Shintaro Fukuda, President and Representative Director

Notice of Resolutions of the 57th Ordinary General Shareholders Meeting

We would like to express our heartfelt appreciation for your continued support and patronage of Nippon Kanzai Co., Ltd. (the “Company”).

We hereby notifies you that the reports were made and resolutions were adopted at the 57th Ordinary General Shareholders Meeting of the Company held this day as described below.

Matters reported:

1.	Reports on Business Report and Consolidated Financial Statements for the 57th Business Year (from April 1, 2021 to March 31, 2021), and the Audit Reports of the Accounting Auditor and the Audit & Supervisory Committee for Consolidated Financial Statements for the same business year.

The details of the above business reports and audit reports were reported to the meeting.

2.	Reports on Non-consolidated Financial Statements for the 57th Business Year (from April 1, 2021 to March 31, 2022)

The details of the above financial statements were reported to the meeting.

Matters resolved (Resolutions on the Proposals):

Item 1: Appropriation of Surplus

This item was resolved and approved as originally proposed.

The amount of year-end dividends of surplus with respect to the Company’s ordinary shares was determined to be JPY27 per share of common stock of the Company.

Item 2: Approval of Share Transfer Plan

This item was resolved and approved as originally proposed. Accordingly, the Company has determined to incorporate a holding company (i.e. its wholly owning parent company) “NIPPON KANZAI Holdings Co., Ltd.” through a sole share transfer (the “Share Transfer”) on April 3, 2023 (tentative date).

Item 3: Partial Amendment to the Articles of Incorporation

This item was resolved and approved as originally proposed. To facilitate the smooth implementation of administrative procedures relating to the convocation of the ordinary general meetings of shareholders, the Company has determined to abolish the record date system for voting rights at an ordinary general meeting of shareholders. Accordingly, Article 12 (Record Date) of the Articles of Information will be deleted, and Article 13 and each of the following articles will be moved up one position in order of articles.

This amendment to the Articles of Incorporation will become effective on March 31, 2023: provided that; i) the Share Transfer Agreement with regard to the Share Transfer remains in effect until the day prior to the day before March 31, 2023; and that ii) the Share Transfer has not been canceled.

Item 4: Election of eight Directors (excluding those who are Audit & Supervisory Committee Members)

This item was resolved and approved as originally proposed. Mr. Takeshi Fukuda, Mr. Shintaro Fukuda, Mr. Mamoru Yasuda, Mr. Yoshikazu Tokuyama, Mr. Kunio Takahashi, Mr. Yasuhiro Harada and Mr. Masahiro Wakamatsu were re-elected, while Mr. Naoki Furuya was newly elected, as the Directors (excluding those who are Audit & Supervisory Committee Members), and each of them assumed office.

- End -

At the meeting of the Board of Directors held after the close of the Ordinary General Meeting of Shareholders, the following Representative Directors and Directors with titles were elected and each of them assumed office:

Chairman and Representative Director:	Takeshi Fukuda
President and Representative Director:	Shintaro Fukuda
Senior Managing Director:	Mamoru Yasuda
Senior Managing Director:	Yoshikazu Tokuyama
Senior Managing Director:	Kunio Takahashi
Managing Director:	Naoki Furuya
Managing Director:	Yasuhiro Harada
Managing Director:	Masahiro Wakamatsu

Payment of Dividends

Please receive the year-end dividends during the bank payment period (June 20, 2022 through July 29, 2022) by presenting the bank with the enclosed “Receipt for Year-End Dividends for the 57th fiscal year.”

If you wish to receive payment of dividends by transfer to your bank account, please confirm the enclosed the “Statement of Year-End Dividends for the 57th fiscal year” and “Confirmation of the Bank Account Details for Payment of Dividends”.

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